EXHIBIT 10.1

TRANSITION AND RETIREMENT AGREEMENT
THIS TRANSITION AND RETIREMENT AGREEMENT (this “Agreement”) is entered into on January 21, 2019 (the “Effective Date”), by and between Itron, Inc., a Washington corporation (the “Company”), and Philip C. Mezey (“Executive”).  The Company and Executive may be referred to herein individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, the Executive advised the Company of his intention to retire as the President and Chief Executive Officer of the Company, and the  Company and Executive have mutually agreed that Executive will do so on the basis provided in this Agreement;
WHEREAS, the Company intends to engage in a formal search process in order to select a new individual to serve in the role of Chief Executive Officer of the Company (the “New CEO”);
WHEREAS, in order to ensure a smooth transition of the Chief Executive Officer role from Executive to the New CEO, the Company and Executive have mutually agreed that Executive will continue to provide services to the Company in accordance with the terms and conditions of this Agreement during the period commencing on the Effective Date and ending on the earlier of (i) December 31, 2019 or (ii) the termination of Executive’s service in accordance with this Agreement; and
WHEREAS, the Company will provide Executive with the payments and benefits set forth in this Agreement as consideration for his ongoing service to the Company following the Effective Date.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.          Transitional Service as President and Chief Executive Officer.
(a)          Except as otherwise set forth in Section 2 of this Agreement, during the period commencing on the Effective Date and ending on the earlier of (i) the date on which the New CEO commences service as the Chief Executive Officer of the Company and (ii) August 31, 2019 (as applicable, the “Transition Period”), Executive will continue to (A) serve as the President and Chief Executive Officer of the Company; (B) receive the same annualized base salary as he received immediately prior to the Effective Date; (C) vest in his outstanding equity awards relating to the common stock of the Company in accordance with the terms thereof; and (D) be eligible to participate in the same Company health, welfare, retirement and other employee benefit plans and programs in which he was eligible to participate immediately prior to the Effective Date in accordance with the terms thereof as in effect from time to time.
(b)          Notwithstanding anything set forth in Section 1(a) to the contrary and except as otherwise set forth in Section 2 of this Agreement:

(i)          if the New CEO commences service as the Chief Executive Officer of the Company prior to August 31, 2019, Executive shall remain employed as a non-executive officer employee of the Company through August 31, 2019, the Transition Period shall be deemed to continue through August 31, 2019 and during such employment Executive shall (A) transition all duties and responsibilities to the New CEO; (B) provide assistance as may be requested by the New CEO; and (C) perform any duties or responsibilities as reasonably requested by the Board of Directors of the Company (the “Board”) (the “Post-CEO Services”); and
(ii)          if the New CEO has not commenced service as the Chief Executive Officer of the Company as of August 31, 2019, the Company may extend the Transition Period until the earlier of (A) the date on which the New CEO commences service as the Chief Executive Officer of the Company and (B) December 31, 2019.
In each case, Executive shall be eligible to receive the same compensation and benefits as are set forth in clauses (B), (C) and (D) of Section 1(a) during the applicable period of employment set forth in this Section 1(b).
2.          Termination of Employment.
(a)          Executive’s employment with the Company, including his role as the President and Chief Executive Officer of the Company, and the compensation and benefits set forth in Section 1, will terminate upon the earliest to occur of (i) the expiration of the Transition Period, (ii) the termination of Executive’s employment by the Company for Cause (as defined below), (iii) the date that is thirty (30) days following the date on which Executive provides the Company with written notice of his voluntary termination of employment or (iv) the date of Executive’s death (as applicable, the “Date of Termination”).
(b)          Executive hereby resigns all positions he has held as an officer and director of the Company and its subsidiaries and affiliates (collectively, the “Affiliated Group”) effective as of the Date of Termination, and will promptly execute such documents and take such actions as may be requested by the Company to further effectuate or memorialize the resignation from such positions. Notwithstanding the foregoing, Executive hereby resigns as a member of the Board effective as of the date on which he is no longer serving as President and Chief Executive Officer of the Company.
(c)          For purposes of this Agreement, “Cause” means (i) the willful and continued failure by Executive (other than any such failure resulting from (A) Executive’s incapacity due to physical or mental illness or (B) the Company’s active or passive obstruction of the performance of the Executive’s duties and responsibilities) to perform substantially the duties and responsibilities of Executive’s position with the Company after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed such duties or responsibilities; (ii) the conviction of Executive by a court of competent jurisdiction for felony criminal conduct; or (iii) the willful engaging by Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on Executive’s part shall be deemed “willful”

unless committed, or omitted by Executive in bad faith and without reasonable belief that Executive’s act or failure to act was in, or not opposed to, the best interest of the Company.  Notwithstanding the foregoing, prior to termination of Executive for Cause pursuant to Section 2(c)(i), the Company shall (1) send written notice to the Executive which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination for Cause, and (2) provide Executive with ten (10) days from the delivery of such notice to cure the alleged basis for the Cause termination, to the extent curable.
3.          Termination Benefits.
(a)          Upon Executive’s termination of employment with the Company for any reason, Executive shall be eligible to receive (i) his earned but unpaid base salary through the Date of Termination in accordance with the Company’s normal payroll practices; (ii) his accrued but unpaid vacation pay in accordance with the Company’s normal payment practices; (iii) any business expenses incurred by Executive prior to the Date of Termination in compliance with the policies and procedures of the Company; and (iv) his vested deferred compensation balance under the Company’s Executive Deferred Compensation Plan (the “EDCP”), subject to the terms and conditions of the EDCP, including any required six (6) month delay pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.
(b)          If Executive (i) remains employed by the Company through the expiration of the Transition Period, (ii) timely executes and does not revoke the Release of Claims set forth on Exhibit A hereto after the Date of Termination and (iii) continues to comply with all Restrictive Covenants (as defined below), then the Company will provide Executive with the following:
(A)          A pro-rated annual cash bonus payment for 2019 under the terms and conditions of the Company’s Executive Management Incentive Plan (the “EMIP”) in an amount equal to the product of (A) the amount that would have been payable to Executive based on actual performance had he remained employed for the entirety of the 2019 calendar year and (B) a fraction, the numerator of which is the number of days elapsed in 2019 through the expiration of the Transition Period and the denominator of which is 365, payable at the same time as bonuses are paid under the EMIP to continuing employees generally;
(B)          Continued vesting of the equity awards set forth on Exhibit B hereto in accordance with the terms and conditions that apply to the applicable awards under the respective award agreements governing such equity awards upon a termination of employment resulting from Executive’s “Retirement” (as defined in the applicable award agreement) occurring upon the expiration of the Transition Period; and
(C)          The ability to exercise any stock options relating to shares of the Company’s common stock granted to Executive that are outstanding and vested as of the Date of Termination until the earlier of (x) three (3) years following the Date of Termination and (y) the scheduled expiration date of the applicable stock option.
(c)          Any amounts payable pursuant to this Agreement shall be subject to all applicable withholding for taxes.

(d)          Neither a Change in Control, as defined by any agreement in effect between the Company and Executive, nor any other transaction undertaken by the Company prior to December 31, 2019 shall affect Executive’s rights under this Agreement.
4.          Consulting Services. If Executive remains employed through the expiration of the Transition Period, then during the period, if any, beginning upon the expiration of the Transition Period and ending on the earliest of (i) December 31, 2019, (ii) the termination of Executive’s service by the Company for Cause, (iii) the date that is thirty (30) days following the date on which Executive provides the Company with written notice of his voluntary termination of service or (iv) the date of Executive’s death (the “Consulting Period”), Executive shall (A) serve as a non-employee consultant to the Company with the title of “Senior Advisor” providing the Post-CEO Services and (B) receive a monthly cash consulting fee of $130,000 in respect of the Post-CEO Services (pro-rated for any partial month) in addition to all other compensation and benefits payable to Executive in accordance with this Agreement, payable within 10 days after the end of each month.  Notwithstanding the foregoing, (x) it is currently expected that Executive will not be required to provide full-time services in respect of the Post-CEO Services during the Consulting Period and (y) unless it is necessary to complete the performance of the Post-CEO Services, Executive shall not be required to be present in the office during the Consulting Period.
5.          Statements to the Company and to the Media.  Within two business days of Executive’s execution and delivery of this Agreement to the Company, the Company may release, internally and to external media outlets, the press release attached hereto as Exhibit C.
6.          Return of Property.  Executive shall promptly return the following to the Company after the Date of Termination: (i) all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that Executive uses, prepares or comes into contact with during the course of his employment with the Affiliated Group, and (ii) all materials or equipment supplied by the Company, including but not limited to keys, credit cards, passes, identification badges, laptop or other computer equipment and mobile devices, and such materials and equipment shall remain the sole property of the Affiliated Group.
7.          Restrictive Covenants.  Executive acknowledges and agrees that, as a condition to receiving the payments and benefits set forth in Section 3(b) hereof, he will comply with the restrictive covenants set forth in this Section 7 (collectively, the “Restrictive Covenants”), which shall supersede in their entirety the restrictive covenants in effect between Executive and the Company under Executive’s applicable Stock Option Agreement, Restrictive Stock Unit Award Agreement, and Performance Restricted Stock Unit Agreement.
(a)          Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Affiliated Group, all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that Executive obtains during his employment that is not public knowledge (other than as a result of Executive’s violation of this subsection (a)) (“Confidential Information”).  Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive’s employment, except with the prior written consent of the Company, or as otherwise required by law or legal process, or as may be required in the course of Executive performing his duties and responsibilities with the Affiliated Group; provided, however, that no Company policies or practices, including the sections addressing confidentiality obligations, are intended to or shall limit, prevent, impede or interfere in any way with an employee’s right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistle blower statutes. Pursuant to the Defend Trade Secrets Act of 2016, an employee shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law.  Moreover, employees may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal.  Finally, an employee who files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(b)          Non-Recruitment of Affiliated Group Employees. Executive acknowledges that employees are a significant part of the goodwill of the Affiliated Group, such as, without limitation, their relationships and contacts with customers and suppliers as well as the training and knowledge they receive from the Affiliated Group in the course of their employment. Executive shall not, at any time during the Non-solicitation Period (as defined below), without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve (12) months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Non-solicitation Period, Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which Executive is a part will not constitute solicitation or recruitment. The “Non-solicitation Period” shall mean the period from the Date of Termination through the first anniversary of the Date of Termination.
(c)          Non-Solicitation of Customers.  Executive recognizes and agrees that the Affiliated Group has provided Confidential Information to Executive and has an interest in protecting this information from disclosure. Executive further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the Non-solicitation Period, Executive shall not, either directly or indirectly, use Confidential Information or trade secrets to solicit, induce, encourage, or attempt to do any of the foregoing with respect to any (A) any customer, client or business partner  of any member of the Affiliated Group (collectively, “Customer”), or (B) any person or entity who is or was a

Customer at any time during the twelve (12) months before the Date of Termination Further, during the Non-solicitation Period, Executive shall not, directly or indirectly, take any action that has, or could reasonably be expected to have, the effect of encouraging or inducing any Customer to cease doing business with, or reduce or otherwise interfere with the business which any Customer has customarily done or contemplates doing with, any member of the Affiliated Group for any reason.
(d)          Remedies.  Executive acknowledges and agrees that the terms of this Section 7: (1) are reasonable in geographic and temporal scope, (2) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, customer relationships and confidential information. Executive further acknowledges and agrees that Executive’s breach of the provisions of this Section 7 will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages.  Executive consents and agrees that the forfeiture of the benefits referenced in Section 3(b) of this Agreement is a reasonable remedy in the event that Executive commits any breach.  If any of the provisions of this Section 7 are determined to be wholly or partially unenforceable, Executive hereby agrees that the provisions of this Section 7 may be reformed so that they are enforceable to the maximum extent permitted by law. If any of the provisions of this Section 7 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.
8.          No Admission.  Nothing herein shall be deemed to constitute an admission of wrongdoing by Executive or any member of the Affiliated Group.  Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
9.          Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same Agreement.  A faxed or .pdf-ed signature shall operate the same as an original signature.
10.        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns.  Executive may not assign this Agreement, except with respect to the rights provided under Section 3 of this Agreement, which shall inure to the benefit of Executive’s heirs, executors and administrators.
11.        Severability; Blue-Penciling.  The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
12.        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Washington, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.  Executive hereby waives notice of the telephonic Board meeting held on January 21, 2019 at 9 AM Pacific Time.
13.        Entire Agreement/No Oral Modifications.  This Agreement constitutes the entire agreement between Executive and all members of the Affiliated Group with respect to the subject matter hereof and supersedes all prior negotiations, representations, arrangements or agreements relating thereto, whether written or oral.  Executive represents that in executing this Agreement, Executive has not relied on any representation or statement not set forth herein.  No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.
*        *        *

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first above written.
ITRON, INC.

By:	/s/ Sarah Hlavinka	By:	/s/ Philip C. Mezey
Name:	Sarah Hlavinka		Philip C. Mezey
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT A
General Release of Claims
Philip C. Mezey (“Executive”) hereby enters into and agrees to be bound by this General Release of Claims (this “Release”).  Executive acknowledges and agrees that his entry into, and non-revocation of, this Release is a condition to his receipt of the payments and benefits set forth in Section 3(b) of the Transition and Retirement Agreement by and between Itron, Inc., a Washington corporation (the “Company”), and Executive, dated as of January 21, 2019 (the “Transition Agreement”).
Any capitalized term that is used, but not otherwise defined, in this Release shall have the meaning assigned to such term in the Transition Agreement.
(a)          Executive hereby releases, discharges and forever acquits the Affiliated Group and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (1) arising from the beginning of time through the date upon which Executive signs this Agreement, including but not limited to, (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, 42 U.S.C. §§ 1981, 1985(3), and 1986, the Employee Retirement Income Security Act of 1974, the Age Discrimination In Employment Act (“ADEA”), and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (2) relating to wrongful employment termination; or (3) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and Executive, including but not limited to, any cash or equity-based incentive compensation plan, program, agreement or arrangement with any Company Party; provided, however, that nothing in this Agreement shall release or impair any rights that cannot be waived under applicable law, rights under Sections 3 and 4 of the Transition Agreement, rights to vested benefits under the Company’s 401(k) plan and group health plan, or any rights to indemnification (the “Excluded Claims”).
(b)          Executive further acknowledges and agrees that, except with respect to the Excluded Claims, the Company Parties have fully satisfied any and all obligations whatsoever owed to him arising out of his employment with the Company or any other Company Party, and that no further payments or benefits are owed to him by the Company or any other Company Party.

(c)          Executive acknowledges that (1) the Company and/or its successor has advised Executive to consult with an attorney of Executive’s own choosing before signing this Agreement, (2) Executive has been given the opportunity to seek the advice of counsel, (3) Executive has carefully read and fully understands all of the provisions of this Agreement, (4) the release of claims set forth in this Release specifically applies to any rights or claims Executive may have against the Company Parties pursuant to the ADEA, (5) Executive is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled, including the payments set forth in Section 3 of the Transition Agreement, and (6) Executive has the full power, capacity and authority to enter into this Agreement.
(d)          Executive understands and agrees that Executive has twenty-one (21) days following the Date of Termination to review this Agreement and its terms and to reflect upon them and consider whether Executive wants to sign it, although Executive may sign it sooner.  Executive understands and agrees that Executive may accept this Agreement by signing and returning it within the applicable time frame to [NAME], [TITLE], of the Company at [ADDRESS] or by e-mail at [EMAIL ADDRESS].
(e)          Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the execution and delivery (and therefore the effectiveness) of this Agreement within the seven (7) day period beginning on the date Executive delivers a signed copy of this Release to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the Company before 11:59 p.m., Pacific Standard time, on the last day of the Release Revocation Period.
IN WITNESS WHEREOF, Executive has signed this Release as of the date set forth below.

___________________________
Philip C. Mezey
Date:_______________________

EXHIBIT B
Continued Vesting Awards
Type of Award	Grant Date	Number of Shares Originally Granted (1)	Exercise Price
Stock Options	February 23, 2017	36,322	$65.55
Restricted Stock Units	February 23, 2017	12,204	N/A
Performance Restricted Stock Units (2)	February 23, 2017	24,408	N/A
Stock Options	February 22, 2018	36,208	$69.30
Restricted Stock Units	February 22, 2018	12,987	N/A
Performance Restricted Stock Units (2)	February 22, 2018	25,974	N/A

(1)  Executive will continue to vest in the number of shares that are unvested as of the Date of Termination in accordance with Section 3(b)(ii) of the Transition and Retirement Agreement to which this Exhibit B is attached.

(2)  The amount shown in the “Number of Shares Granted” column represents the number of Performance Restricted Stock Units that would vest upon achievement of the applicable performance goals at the target level.  The actual number of Performance Restricted Stock Units that may vest will be based upon the actual level of achievement of the applicable performance goals, which may differ from the target amount listed in the “Number of Shares Granted” column.

EXHIBIT C
Press Release

Itron Initiates Leadership Succession

LIBERTY LAKE, Wash., January 22, 2019 – Itron, Inc. (NASDAQ: ITRI) (“Itron” or the “Company”), which is innovating the way utilities and cities manage energy and water, today announced that Philip Mezey, the Company’s President and Chief Executive Officer and a member of the Board of Directors, has informed the Board of his intention to retire from his positions. By mutual agreement with the Board, Mr. Mezey will continue to lead the Company as President and Chief Executive Officer and serve as a member of its Board until August 31, 2019, or until a successor is appointed. Upon the appointment of a successor, Mr. Mezey will remain with the Company as an advisor through December 31, 2019, to help facilitate a seamless transition. The Board has commenced a search process to identify the Company’s next CEO and will evaluate both internal and external candidates. The process is being led by a newly formed CEO Search Committee of the Board, which will engage a nationally-recognized executive search firm to assist in the process.

Mr. Mezey has been a member of the Itron team since 2003, following Itron’s acquisition of Silicon Energy, where Mr. Mezey began serving in 2000. He was appointed CEO in January 2013. Over the course of his tenure as CEO, Itron has strengthened its position as a leading provider of technology and services solutions to utilities and cities globally, accelerated its pace of innovation and streamlined its operations footprint and efficiency.

Mr. Mezey said, “It’s been a tremendous honor to have been part of the Itron family for the past 18 years and to have led the Company over the last six years on a journey to an improved strategic, operational and financial position. Itron has grown from being a leader in Automated Meter Reading to an innovator in Advanced Metering Infrastructure, Distribution Automation, Street lighting, and emerging IoT sensing. With the recent acquisition of Silver Spring Networks, we have strengthened our position in wireless networking and distributed energy management and are well positioned to continue to drive long-term value for our customers, partners, employees and shareholders. With the strategy, plan and team firmly in place, and with the majority of our operational improvement initiatives behind us, I felt that now was the right time for me pass the baton to the next leader, who will continue to improve on what we have built.”

Lynda Ziegler, chairman of the Board of Directors, said, “Under Philip’s leadership, Itron has become an industry leader with 8,000 customers worldwide and 190 million smart communicating devices deployed globally. On behalf of the Board, the management team and our 8,000 employees, we thank Philip for his dedication and leadership over nearly 18 years of service to Itron, including as President and CEO for the past six years. Leadership succession is one of the most important functions for any Board, and we are moving into a new phase of a deliberate and thoughtful process to identify the next CEO of Itron. We appreciate Philip’s continuing leadership as we work to select a successor to advance our transformation, support our innovative culture and continue delivering value to customers and shareholders.”

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward-Looking Statements
This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share and cash flows. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability successfully to execute our leadership transition plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, supply chain disruptions, tariffs, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2017 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Itron, Inc.
Kenneth P. Gianella, 669-770-4643
Vice President, Investor Relations